Exhibit 99.1

Contacts:	Phil D. Kramer	Roy I. Lamoreaux
	Executive Vice President and CFO	Manager, Investor Relations
	713/646-4560 — 800/564-3036	713/646-4222 — 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline Announces
Officer Promotions and Retirement
     (Houston — August 21, 2007) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that Al Swanson had been promoted to Senior Vice President—Finance and Treasurer and Patrick Diamond had been promoted to Vice President. Mr. Swanson joined Plains All American in 2000, became Treasurer in 2001, Vice President and Treasurer in 2004 and Vice President—Finance and Treasurer in 2005. Mr. Diamond has served in a variety of positions since joining Plains All American in 1999, and his current responsibilities include strategic planning and equity capital markets functions.
     The Partnership also announced that George Coiner, Senior Group Vice President, is retiring effective August 31, 2007. Mr. Coiner joined Plains All American’s predecessor, Plains Marketing, in 1995 as Senior Vice President.
     “We are pleased to recognize the accomplishments of Al and Pat as we continue to grow Plains All American,” said Greg L. Armstrong, Chairman and CEO of Plains All American. “We also want to thank George for his significant contributions over the last eleven plus years.”
     Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas.
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333 Clay Street, Suite 1600           Houston, Texas 77002           713-646-4100 / 800-564-3036